EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No, 333-00000) pertaining to the Reliance Steel & Aluminum Co. Amended and Restated Stock Option and Restricted Stock Plan of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of Reliance Steel & Aluminum Co. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Reliance Steel & Aluminum Co. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Reliance Steel & Aluminum CO., filed with the Securities and Exchange Commission.

Los Angeles, California
August 1, 2006